TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Agreement”) is made and effective as of [             ], 2010 (the “Effective Date”), by and between Golub Capital Management LLC, a Delaware limited liability company (the “Licensor”), and Golub Capital BDC, Inc., a corporation organized under the laws of the State of Delaware (the “Licensee”) (each a “party,” and collectively, the “parties”).

RECITALS

WHEREAS, Licensee is a newly organized, externally managed, closed-end, non-diversified management investment company that has filed notice with the Securities and Exchange Commission that it intends to elect to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Licensor is an affiliate of Golub Capital Incorporated, a Delaware corporation (“GCI”), which, together with its affiliates, provides investment management, investment consultation and investment advisory services;

WHEREAS, GCI and its affiliates, including GC Advisors LLC, a Delaware limited liability company (“Adviser”), have used the mark “Golub Capital” (the “Licensed Mark”) in the United States of America (the “Territory”) in connection with the investment management, investment consultation and investment advisory services they provide;

WHEREAS, the Licensee is entering into an investment advisory and management agreement with Adviser (the “Advisory Agreement”), wherein Licensee shall engage Adviser to act as the investment adviser to the Licensee;

WHEREAS, it is intended that Adviser be a third party beneficiary of this Agreement; and

WHEREAS, Licensee desires to use the Licensed Mark as part of its corporate name and in connection with the operation of its business, and Licensor is willing to grant Licensee a license to use the Licensed Mark, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1.

LICENSE GRANT

1.1. License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, a personal, non-exclusive, royalty-free right and license to use the Licensed Mark solely and exclusively as a component of Licensee’s own corporate name and in connection with marketing the investment management, investment consultation and investment advisory services that Adviser may provide to Licensee. During the term of this Agreement, Licensee shall use the Licensed Mark only to the extent permitted under this License, and except as provided above, neither Licensee nor any affiliate, owner, director, officer, employee or agent thereof shall otherwise use the Licensed Mark or any derivative thereof in the Territory without the prior express written consent of Licensor in its sole and absolute discretion and shall not use the Licensed Mark for any purpose outside the Territory. All rights not expressly granted to Licensee hereunder shall remain the exclusive property Licensor.

1.2. Nothing in this Agreement shall preclude Licensor or any of its successors or assigns from using or permitting other entities to use the Licensed Mark, whether or not such entity directly or indirectly competes or conflicts with Licensee’s business in any manner.

ARTICLE 2.

COMPLIANCE

2.1. Quality Control. In order to preserve the inherent value of the Licensed Mark, Licensee agrees to use reasonable efforts to ensure that it maintains the quality of the Licensee’s business and the operation thereof equal to the standards prevailing in the operation of Licensee’s business as of the date of this Agreement.  The Licensee further agrees to use the Licensed Mark in accordance with such quality standards as may be reasonably established by Licensor and communicated to the Licensee from time to time in writing, or as may be agreed to by Licensor and the Licensee from time to time in writing.

2.2. Compliance With Laws. Licensee agrees that the business operated by it in connection with the Licensed Mark shall comply with all laws, rules, regulations and requirements of any governmental body in the Territory or elsewhere as may be applicable to the operation, marketing, and promotion of the business and shall notify Licensor of any action that must be taken by Licensee to comply with such law, rules, regulations or requirements.

2.3. Notification of Infringement. Each party shall immediately notify the other party and provide to the other party all relevant background facts upon becoming aware of (a) any registrations of, or applications for registration of, marks in the Territory that do or may conflict with the Licensor’s rights in the Licensed Mark or the rights granted to the Licensee under this Agreement, (b) any infringements or misuse of the Licensed Mark in the Territory by any third party (“Third Party Infringement”), or (c) any claim that Licensee’s use of the Licensed Mark infringes the intellectual property rights of any third party in the Territory (“Third Party Claim”).  Licensor shall have the exclusive right, but not the obligation, to prosecute, defend and/or settle in its sole discretion, all actions, proceedings and claims involving any Third Party Infringement or Third Party Claim, and to take any other action that it deems necessary or proper for the protection and preservation of its rights in the Licensed Mark. Licensee shall cooperate with Licensor in the prosecution, defense or settlement of such actions, proceedings or claims.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

3.1. Licensee accepts this license on an “as is” basis.  Licensee acknowledges that Licensor makes no explicit or implicit representation or warranty as to the registrability, validity, enforceability, ownership of the Licensed Mark, or as to Licensee’s ability to use the Licensed Mark without infringing or otherwise violating the rights of others, and Licensor has no obligation to indemnify Licensee with respect to any claims arising from Licensee’s use of the Licensed Mark, including without limitation any Third Party Claim.

3.2. Mutual Representations. Each party hereby represents and warrants to the other party as follows:

(a) Due Authorization. Such party is a corporation duly incorporated and in good standing as of the Effective Date, and the execution, delivery and performance of this Agreement by such party have been duly authorized by all necessary action on the part of such party.

(b) Due Execution. This Agreement has been duly executed and delivered by such party and, upon due authorization, execution and delivery of this Agreement by the other party, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(c) No Conflict. Such party’s execution, delivery and performance of this Agreement do not: (i) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of such party; (ii) conflict with or violate any governmental order applicable to such party or any of its assets, properties or businesses; or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party.

ARTICLE 4.

TERM AND TERMINATION

4.1. Term. This Agreement shall expire if the Adviser or one of its affiliates ceases to serve as investment adviser to the Licensee.  This Agreement shall be terminable by Licensor at any time and in its sole discretion in the event that Licensor or Licensee receives notice of any Third Party Claim arising out of Licensee’s use of the Licensed Mark; by Licensor or Licensee upon sixty (60) days’ written notice to the other party; or by Licensee at any time in the event Licensee assigns or attempts to assign or sublicense this Agreement or any of Licensee’s rights or duties hereunder without the prior written consent of Licensor.

4.2. Upon Termination. Upon expiration or termination of this Agreement, all rights granted to Licensee under this Agreement with respect to the Licensed Mark shall cease, and Licensee shall immediately delete the term “Golub Capital” from its corporate name and shall discontinue all other use of the Licensed Mark.  For twenty-four (24) months following termination of this Agreement, Licensee shall specify on all public-facing materials in a prominent place and in prominent typeface that Licensee is no longer operating under the Licensed Mark, is no longer associated with Licensor, or such other notice as may be deemed necessary by Licensor in its sole discretion in its prosecution, defense, and/or settlement of any Third Party Claim.

ARTICLE 5.

MISCELLANEOUS

5.1. Third Party Beneficiaries. The parties agree that Adviser shall be a third party beneficiary of this Agreement, and shall have the rights and protections provided to Licensee under this Agreement.  Nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party other than Adviser any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.2. Assignment. Licensee shall not sublicense, assign, pledge, grant or otherwise encumber or transfer to any third party all or any part of its rights or duties under this Agreement, in whole or in part, without the prior written consent from Licensor, which consent Licensor may grant or withhold in its sole and absolute discretion. Any purported transfer without such consent shall be void ab initio.

5.3. Independent Contractor. Neither party shall have, or shall represent that it has, any power, right or authority to bind the other party to any obligation or liability, or to assume or create any obligation or liability on behalf of the other party.

5.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or such other address as the parties may provide to each other by written Notice):

If to Licensor: Golub Capital Management LLC 150 South Wacker Drive, Suite 800 Chicago, Illinois 60606 Tel. No.: 312.205.5050 Fax No.: Attn:	If to Licensee: Golub Capital BDC, Inc. 150 South Wacker Drive, Suite 800 Chicago, Illinois 60606 Tel. No.: 312.205.5050 Fax No.: Attn: Chief Executive Officer

5.5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

5.6. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by each party hereto.

5.7. No Waiver. The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

5.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

5.9. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

5.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

5.11. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to such subject matter.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed as of the Effective Date by its duly authorized officer.

LICENSOR:

GOLUB CAPITAL MANAGEMENT LLC

By:
Name:
Title:

LICENSEE:

GOLUB CAPITAL BDC, INC.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO
AS OF _______________________, 2010

GC ADVISORS LLC

By:
Name:
Title: